Exhibit 10.4

AMENDMENT TO MASTER RETAILER AGREEMENT

This AMENDMENT TO MASTER RETAILER AGREEMENT (this “Amendment”), dated as of June  15, 2015 (the “Effective Date”), is made by and between SEALY MATTRESS COMPANY,  an Ohio corporation (“Vendor”), and MATTRESS FIRM, INC., a Delaware corporation (“Retailer”).

WHEREAS, Vendor and Retailer are parties to that certain Master Retailer Agreement, dated effective as of January 1, 2014, as supplemented by that certain Addendum No. 1 to Master Retailer Agreement, dated as of January 1, 2015 (the “Agreement”), pursuant to which Retailer and its Subsidiaries are authorized to offer and sell, on a non-exclusive basis, Vendor products; and

WHEREAS, Vendor and Retailer desire to supplement the Agreement so that, among other things, Retailer will be permitted to resale Vendor products to Vendor-approved wholesaler(s).

NOW THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Capitalized terms used, but not defined in this Amendment, have the meanings assigned to them in the Agreement.

2.Section 4 of the Agreement is amended to read as follows:

“4.  Customers.  Except as provided in Section 4.a, Retailer will not sell or ship Products to any person or entity other than retail consumers (end-users of the product); provided that the foregoing shall not prohibit Retailer from selling or shipping Products to hospitals, charities, shelters or government entities or participating government programs, but Retailer agrees to defend, indemnify and hold harmless Vendor from any claims related to any sale or shipment to any entities other than retail customers, and Retailer shall be solely responsible for complying with all state, local or federal laws applicable to such shipments and programs.  Furthermore, Retailer shall not sell any Products for delivery outside the United States of America.”

3.The following new section 4.a is added to the Agreement:

“4.a  Limited Distribution to Wholesaler(s); Exempt from Business Development Program.  Retailer may sell and/or ship Products to Wayfair, Inc. or any of its affiliates (collectively, “Wayfair”) for resale on “Wayfair” branded websites.  Except for the Return Credit, Purchases of Vendor products by Retailer for or on behalf of Wayfair will be not be eligible for participation in any Annual Merchandising Program that may be in effect between Vendor and Retailer.  Vendor may terminate Retailer’s right and authorization hereunder to sell and/or ship Products to Wayfair by providing Retailer with at least ninety (90) days’ prior written notice of such termination, and upon such termination, Retailer will immediately cease all sales and/or shipments of Products to Wayfair, except that Retailer may continue to ship Products to Wayfair in fulfillment of any sales that were made prior to such termination.

4.All of the terms and conditions of the Agreement remain in full force and effect, are hereby ratified and confirmed by the parties hereto, and except as supplemented by this Amendment, remain unchanged.

5.This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.  This Amendment may be executed and delivered by electronic or facsimile means, and electronic or facsimile copies of executed signature pages shall be binding as originals.

IN WITNESS WHEREOF, the undersigned have duly executed this Addendum effective as of the Effective Date.

VENDOR:	RETAILER:
SEALY MATTRESS COMPANY By: /s/ Richard Anderson Name: Richard Anderson Title: EVP & President - NA	MATTRESS FIRM, INC. By: /s/ Craig McAndrews Name: Craig McAndrews Title: Chief Merchandising Officer

Addendum No. 1 to Master Retailer Agreement